Exhibit 3.3

TELEMIG CELULAR S.A.

Publicly-Held Company

Corporate Taxpayer’s ID (CNPJ/MF) 02.320.739/0001-06

Company Registry (NIRE) no. 31300001299-9

ESTATUTO SOCIAL

BYLAWS

CHAPTER I

COMPANY’S FEATURES

Article 1 – TELEMIG CELULAR S.A. is a publicly-held company governed by these Bylaws and applicable legislation.

Article 2 – The Company has as its corporate purpose the exploitation of mobile telephone services and necessary or useful activities for the execution of these services, in compliance with the concessions, authorizations and permissions that are granted to the company, including:

a) project, execution, implementation, commercialization, operation, maintenance and the exploitation of cellular telecommunications services, and other telecommunications services and of services connected;

b) rendering telecommunication engineering services; and

c) importation, exportation and commercialization of assets, equipments, apparatus and accessories relating with cellular telephone services and with other telecommunications services and related.

Sole Paragraph – In the consecution of the corporate purpose, the Company can merge into its net worth assets and rights of third parties, as well as:

I – to participate in the capital stock of other companies, in order to fulfill the national telecommunications politics;

II – to promote the importation of assets and services necessary to the execution of the activities comprehended in its corporate purpose;

III – to render technical assistance services to telecommunication companies, executing common interest activities;

IV – to perform research and study activities for purposes of developing the telecommunication sector;

V – to enter into agreements and conventions with other telecommunication services explorer companies or any individuals, for purposes of assuring the services operation, without prejudice of the attribution and responsibilities related to each one of them;

VI – to perform other activities similar or related to its corporate purpose.

Article 3 – The head office of the Company is located at the City of Belo Horizonte, State of Minas Gerais, at Rua Levindo Lopes, 258, Funcionários and, by decision of the Board of Officers, subject to the provision of Article 30 of these Bylaws, the Company may open and close branches and offices in any location, domestic or abroad.

Bylaws of Telemig Celular S.A. consolidated at the Extraordinary and

Ordinary Shareholders´ Meeting held on March 28, 2008

Page: 1/9

Article 4 – The Company’s term of duration shall be undetermined.

CHAPTER II

CAPITAL STOCK

Article 5 – The subscribed and fully paid-up capital stock is R$528,000,000.00 (five hundred and twenty-eight million), represented by 2,372,176 (two million, three hundred and seventy two thousand, one hundred and seventy six) shares, being 891,241 (eight hundred and ninety one thousand, two hundred and forty one) common shares, 196 (one hundred and ninety-six) Class B preferred shares, 20,769 (twenty thousand, seven hundred and sixty nine) class “C” preferred shares, 01 (one) class “D” preferred share, 3,830 (three thousand, eight hundred and thirty) class “E” preferred shares, 12,783 (twelve thousand, seven hundred and eighty three) class “F” preferred shares and 1,443,356 (one million, four hundred and forty three thousand, three hundred and fifty six) class “G” preferred, book-entry shares, without par value.

Article 6 – The Company, upon resolution of the Board of Directors, is authorized to increase the capital stock up to the limit of 30,000,000,000 (thirty billion) shares, common and/or preferred, subject to the 2/3 (two thirds) legal limit for the issuance of preferred shares without voting rights.

Article 7 – The Company’s capital stock, upon resolution of the General Meeting or the Board of Directors, may be increased through the capitalization of retained earnings or reserves prior to this, allocated by the General Meeting.

Paragraph 1 – The capitalization may be performed without any changes to the number of shares.

Paragraph 2 – The amount of profits or reserves balance less than 1% (one percent) of the capital stock may not be capitalized.

Article 8 – The capital stock is represented by common and preferred shares, without par value, and there is no obligation, upon capital increase, to keep the ratio amongst them.

Article 9 – Upon resolution of the General Meeting or the Board of Directors, the preemptive right to the issuance of shares, subscription bonds or debentures convertible into shares, may be excluded, pursuant to Article 172 of the Corporate Law.

Article 10 – Each common share corresponds to one vote at the General Meeting’s resolutions.

Article 11 – Any preferred shares have voting rights, being assured the following advantages to each one of them:

I – Class “A” preferred shares shall have priority on the reimbursement of capital without premium, as well as the right to receive higher dividends, in 10% (ten percent), of the amount paid as dividends to the common shares issued by the company;

II – Class “B” preferred shares shall have priority on the reimbursement of capital without premium and on the receipt of fixed and cumulative dividends of 9% (nine percent) a year, calculated over the value resulting from the division of the corporate capital parcel, represented by the referred class, by the total number of shares of that class, issued by the Company;

III – Class “C” preferred shares shall have priority on the reimbursement of capital without premium and on the receipt of fixed and no cumulative dividends of 10% (tem percent) a year, calculated over the value resulting from the division of the corporate capital parcel, represented y the referred class, by the total number of shares of that class, issued by the Company, after the payment of the priority Class “B” preferred shares dividends;

Bylaws of Telemig Celular S.A. consolidated at the Extraordinary and

Ordinary Shareholders´ Meeting held on March 28, 2008

Page: 2/9

IV – Class “D” preferred shares shall have priority on the reimbursement of capital without premium and on the receipt of fixed and no cumulative dividends of 6% (six percent) a year, calculated over the value resulting from the division of the corporate capital parcel, represented by the referred class, by the total number of shares of that class, issued by the Company;

V – Class “E” preferred shares shall have priority on the reimbursement of capital without premium and on the receipt of minimum and no cumulative dividends of 6% (six percent) a year, calculated over the value resulting from the division of the corporate capital parcel, represented by the referred class, by the total number of shares of that class, issued by the Company;

VI – Class “F” preferred shares shall have priority on the reimbursement of capital without premium and on the receipt of fixed and no cumulative dividends of 10% (ten percent) a year, calculated over the value resulting from the division of the corporate capital parcel, represented by the referred class, by the total number of shares of that class, issued by the Company.

VII – Class “G” preferred shares shall have priority on the reimbursement of capital without premium and the right to the payment of dividends, according to the criteria below, alternatively, considering the one which represents the bigger value:

I – priority on the receipt of fixed and no cumulative dividends of 10% (ten percent) a year, calculated over the value resulting from the division of the corporate capital parcel, represented by the referred class, by the total number of shares of that class, issued by the Company; or

II – right to participate in the dividends to be distributed in compliance with article 39, sole paragraph, of these Bylaws, according to the following criteria:

a) priority on the receipt of minimum and no cumulative dividends corresponding to 3% (three percent) of the share net equity value; and

b) right to participate in the distributed profits in equal conditions to the common shares, after the common shares have a assured dividend equal to the minimum priority dividend established in compliance with item “a”, above.

Paragraph 1 – Class “B” and “C” preferred shares shall be redeemed, at any time, by the value calculated according to the established in this article, or by the value of quotation in the Stock Exchange, when this value is higher than the other, according to resolution of the General Meeting, by means of a raffle, if the availabilities do not enable the redemption of its totality.

Paragraph 2 – The redemption shall be independent of approval by the preferred shares´ holders and of special authorization by the Extraordinary Shareholders Meeting, but such Meeting shall establish, consequently, the new capital and its division.

Paragraph 3 – Preferred shares shall acquire the right to vote if the Company, for 3 (three) consecutive periods, does not pay the minimum dividends they are entitled to, in the terms of this article.

Article 12 – The Company’s shares are book-entry, maintained in a deposit account, before a financial institution, on behalf of their respective holders, without the issuance of any certificates.

CHAPTER III

GENERAL SHAREHOLDERS’ MEETING

Article 13 – The General Meeting is the superior body of the Company, with powers to resolve every matter related to the corporate purpose and to take the measures deemed appropriate to the Company’s protection and development.

Bylaws of Telemig Celular S.A. consolidated at the Extraordinary and

Ordinary Shareholders´ Meeting held on March 28, 2008

Page: 3/9

Article 14 – In addition to the duties provided by law, it is an exclusive duty of the General Meeting to set the overall compensation of the members of the Board of Directors and the Board of Executive Officers, as well as the individual compensation of the members of the Fiscal Council.

Article 15 – The General Meeting is called by the Board of Directors, or pursuant to the sole paragraph of Article 123, Law 6,404/76. Upon the call by the Board of Directors, the General Meeting shall be installed by the Chairman.

Article 16 – The General Meeting is installed by the Company’s Chief Executive Officer or, in his absence or impediment, by any Officer, or even, by an attorney-in-fact, dully invested with special powers for this purpose. Upon attending, the Company’s Chief Executive Officer shall chair the Meeting, choosing the secretary. In the absence of the Company’s Chief Executive Officer, the Meeting shall have the authority to elect the Chairman and respective secretary.

Article 17 – Minutes of the works and resolutions of the General Meeting shall be drawn up in the appropriate book, which shall be signed by the presiding members and by the attending shareholders, representing, at least, the majority necessary to the resolutions taken.

Paragraph 1 – The minutes may be drawn up in summary format, including dissidences and protests.

Paragraph 2 – Except as resolved by the General Meeting, the minutes shall be published omitting the shareholders’ signatures.

Article 18 – The General Meeting shall convene annually, in the first four months of the year, following the end of the fiscal year, in order to:

I. take the management accounts, analyze, debate and vote the financial statements;

II. resolve on the allocation of the fiscal year’s net income and the payment of dividends; and

III. elect the members of the Fiscal Council and, whenever appropriate, the members of the Board of Directors.

Article 19 – The General Meeting shall convene, on an extraordinary basis, whenever the interests of the Company do so demand.

CHAPTER IV

COMPANY’S MANAGEMENT

SECTION I

GENERAL RULES

Article 20 – The Company shall be managed by the Board of Directors and the Board of Executive.

Paragraph 1 – The Board of Directors, a joint resolution body, performs the Company’s high management.

Paragraph 2 – The Board of Executive Officers is the Company’s management representative and executive body, each one of its members serving in accordance with their respective duties.

Paragraph 3 – The duties and powers granted by law to each one of the management bodies may not be granted to the other body.

Article 21 – The managers take office through terms of investiture drawn up in the Book of the Minutes of the Board of Directors’ or Board of Executive Officers Meetings, as appropriate.

Article 22 – The managers’ term of office is of three (3) years, reelection allowed.

Sole Paragraph – The managers’ term of office is considered extended until their successors’ investiture.

Bylaws of Telemig Celular S.A. consolidated at the Extraordinary and

Ordinary Shareholders´ Meeting held on March 28, 2008

Page: 4/9

SECTION II

BOARD OF DIRECTORS

Article 23 – In addition to the duties provided by law, shall fall to the Board of Directors:

I. to approve the Company’s annual budget, the targets and business strategy plan for the budget’s term of effectiveness;

II. to resolve over the Company’s capital increase up to the limit of the authorized capital, and resolve over the issuance of shares or subscription bonus, including the exclusion of the shareholders’ preemptive right, fixing the terms of the issuance and placement of shares or subscription bonus;

III. to authorize the issuance of commercial papers for public subscription;

IV. to resolve, upon delegation of the General Meeting, over the terms of the issuance of debentures, pursuant to paragraph 1, Article 59, of Law 6,404/76;

V. to authorize the sale of debentures, including those convertible into shares, issued by the Company and held in treasury;

VI. to authorize the acquisition of shares issued by the Company for the purpose of their cancellation or to be held in treasury for later sale;

VII. to approve the Company’s interest, or sale of interest, in other companies;

VIII. to authorize the sale or encumbrance of permanent assets;

IX. to authorize the acquisition of permanent assets, with individual value greater than 1% (one percent) of the Company’s net equity;

X. to approve, within the limit of the authorized capital, the granting of share options to its management, employees and to individuals rendering services to the Company;

XI. to authorize the granting of real or personal guarantees by the Company in favor of third parties;

XII. to authorize the execution of gratuitous acts to the benefit of employees or the community, in light of the Company’s social responsibilities, and the rendering of surety to employees, in case of interstate and/or intercity transfers and/or relocations, does not depend on prior authorization of the Board of Directors;

XIII. to approve the contracting of loans, financings, commercial leasing and the issue of promissory notes of individual amount greater than 1% (one percent) of the Company’s net equity;

XIV. to authorize investments in new businesses or the opening of a subsidiary;

XV. to resolve on the approval of the program of Depositary Receipts issued by Company;

XVI. to authorize the Company and its controlled and associated companies to enter into, amend or terminate Shareholders’ Agreements;

XVII. to approve the Company’s supplementary pension policy and collective bargaining agreements;

XVIII. to approve the Board of Directors’ statutes;

XIX. to approve the Board of Executive Officers’ proposal in relation to the Company’s bylaws, for the respective organizational structure, including the authority and duties of the Company’s Officers;

XX. to elect and destitute, at any time, the Company’s Officers, including the Chief Executive Officer, determining their duties, subject to the provisions of these Bylaws;

Bylaws of Telemig Celular S.A. consolidated at the Extraordinary and

Ordinary Shareholders´ Meeting held on March 28, 2008

Page: 5/9

XXI. to apportion the overall compensation, fixed in the General Meeting, among the Company’s Board Members and Officers, fixing their individual compensation; and

XXII. to perform other activities delegated to it by the General Meeting.

Sole Paragraph – The Board of Directors may delegate to any member of the Board of Executive Officers, the authority resolve on items VIII and XII of this Article, setting or not limits to its exercise.

Article 24 – The Board of Directors is comprised of 5 (five) sitting members, among them a Chairman and one Vice-Chairman, and to each one of them corresponding one deputy, who replaces the sitting member in impediments, temporary absences or, upon a permanent one, until the successor’s investiture.

Article 25 – The Board of Directors’ Members are elected by the General Meeting, which will choose among them the Board’s Chairman and Vice-Chairman.

Paragraph 1 – The preferred shares holders shall have the right to appoint, through a separate voting, a member of the Board of Directors.

Paragraph 2 – The modification of the established in Paragraph l of this article depends of a separate approval of the preferred shares holders.

Paragraph 3 – In the event of vacancy in the position of sitting member and in case the deputy does not take his/her place, the other members shall appoint, among them, a deputy that will stay in office until the first General Meeting.

Article 26 – The Board of Directors convenes on an annual basis once every calendar-quarter and, an extraordinary basis, upon call of the Chairman or two (2) Board members, and minutes will be drawn up from the meetings.

Sole paragraph – The calls must be made by letter, telegram or facsimile delivered with a minimum of ten (10) days in advance, except in the cases of utmost urgency, to the sole discretion of the Chairman of the Board of Directors, and the call must include the meeting’s agenda.

Article 27 – The Board of Directors resolves by absolute majority of votes, attending the majority of its members, falling to the Chairman of the Board, whenever the case, to implement acts to substantiate these resolutions.

SECTION III

BOARD OF EXECUTIVE OFFICERS

Article 28 – The Board of Executive Officers is comprised of until four (4) officers, titled as follows:

a) Chief Executive Officer;

b) Chief Financial Officer;

c) Chief of Corporate Services Officer; and

d) Chief Operations Officer.

Article 29 – In his temporary absences and impediments, the Chief Executive Officer shall be substituted by the Chief Financial Officer.

Paragraph 1 – In case of simultaneous absences or impediments of the Chief Executive Officer and the Chief Financial Officer, the presidency will be exercised by the Officer who is designated by the Chief Executive Officer, and, in case of vacancy, by the Board of Directors.

Bylaws of Telemig Celular S.A. consolidated at the Extraordinary and

Ordinary Shareholders´ Meeting held on March 28, 2008

Page: 6/9

Paragraph 2 – In case of absences and temporary impediments, the other Officers shall be substituted by another Officer indicated by the Chief Executive Officer.

Paragraph 3 – In case of vacancy of an Officer position, the Board of Directors shall organize the election of a deputy to complete the term of office of the Officer to be substituted.

Article 30 – Subject to the provisions of the Bylaws, in order to bind the Company will be necessary: (i) the joint signature of two (2) Officers, one of them being necessarily the Chief Executive Officer or the Chief Financial Officer; (ii) the signature of one (1) Officer jointly with an attorney-in-fact; or (iii) the joint signature of two (2) attorneys-in-fact, invested with specific powers.

Sole Paragraph – The power of attorney instruments granted by the Company, which will be jointly signed by two (2) Officers, one of them being necessarily the Chief Executive Officer or the Chief Financial Officer, must specify the powers granted and, to the exception of those for legal purposes, will have a maximum term of effectiveness of one (1) year.

Article 31 – The specific authority of each member of the Board of Executive Officers is as follows:

I. CHIEF EXECUTIVE OFFICER – execution of policies, guidelines and activities related to the Company’s corporate purpose, as specified by the Board of Directors;

II. CHIEF FINANCIAL OFFICER – execution of the Company’s economic, financial, accounting and investors relations policies, guidelines and activities, as specified by the Board of Directors;

III – CHIEF OF CORPORATE SERVICES OFFICER – execution of human resources, supply and administrative services policies, guidelines and related activities, as specified by the Board of Directors;

IV – CHIEF OF OPERATIONS OFFICER – planning and execution of the commercial, marketing, net engineering and information technology projects, as specified by the Chief Executive Officer, being heard the Board of Directors.

CHAPTER V

FISCAL COUNCIL

Article 32 – The Fiscal Council is the Company’s management supervision body, and shall be permanent.

Article 33 – The Fiscal Council shall be comprised of three (3) to five (5) sitting members and an equal number of deputies.

Paragraph 1 – The term of office of the Fiscal Council members will end at the first Annual General Meeting following the respective election, allowing for reelection, remaining the Board members in their duties until the investiture of their successors.

Paragraph 2 – The Fiscal Council members, on their first meeting, will elect the Chairman, who shall be entitled to cause the compliance with the body’s resolutions.

Paragraph 3 – The Fiscal Council may request to the Company the allocation of qualified personnel in order to assist and give technical support to the Fiscal Council.

Article 34 – The Fiscal Council shall convene, on an ordinary basis, every three months and, extraordinarily, whenever necessary.

Paragraph 1 – The meetings are called by the Chairman of the Fiscal Council or by two (2) of its members.

Bylaws of Telemig Celular S.A. consolidated at the Extraordinary and

Ordinary Shareholders´ Meeting held on March 28, 2008

Page: 7/9

Paragraph 2 – The Fiscal Council shall resolve by absolute majority of votes, attending the majority of its members.

Article 35 – The members of the Fiscal Council shall be replaced on their absences or impediments, by the respective deputy.

Article 36 – In addition to cases of death, resignation, dismissal and others provided by law, shall constitute vacancy of the position whenever the Fiscal Council member fails to attend, without cause, two (2) consecutive, or three (3) alternate, meetings within the fiscal year.

Sole Paragraph – In case of vacancy of a Fiscal Council member position, and with no investiture of the deputy, the General Meeting shall immediately convene in order to elect the substitute.

CHAPTER VI

FISCAL YEAR AND FINANCIAL STATEMENTS

Article 37 – The fiscal year shall coincide with the civil year.

Article 38 – In the end of each fiscal year, the Board of Executive Officers shall prepare the Balance Sheet and other financial statements required by law.

Article 39 – The Board of Directors shall present the General Meeting with the financial statements, together with the proposal for allocation of the net income of the fiscal year, pursuant to the provisions of these Bylaws and the law.

Paragraph 1 – Out of the net profit adjusted, 25% (twenty five percent) must be distributed as dividends, pursuant to the established in the following article.

Paragraph 2 – The remaining balance of the period´s net profit may be destined, by the General Meeting, to the creation of an Investment Reserve, since duly justified by the managers pursuant to capital budget, for purposes of financing the Company´s activities expansion or creation of new enterprises. Its creation must not prejudice the payment of the minimum mandatory dividend established in the paragraph above and its balance, together with the balance of the others profit reserves, except profits to be realized, shall not overpass the corporate capital, under penalty of capitalization ot dividends distribution of the amount referred to the excess.

Article 40 – The dividends shall be priority paid to the preferred shares, in compliance with, successively and in this order, the priorities of Class B, C, D, E, F and G preferred shares, until the preference limit, being the balance destined to the payment of dividends of the rest of shares. Class “A” preferred shares shall have a value higher than 10% (ten percent) of the value to be paid to the common shares. The balance shall be divided between common and Class A, E and G preferred shares in equal conditions amongst them, being observed that Class “G” participation in the balance shall only occur in case of the receipt of minimum dividends of 3% of the share´s net equity (art. 11, VII,’II’ ).

Paragraph 1 – Except if otherwise resolved by the General Meeting, the dividends shall be paid “pro rata die”, after the following day of the capital realization.

Paragraph 2 – Dividends not claimed within three (3) years of paid shall revert in favor of the Company.

Article 41 – Following the payment of the minimum mandatory dividend, the General Meeting shall resolve over the allocation the remaining balance of the fiscal year’s net income. The management may present an allocation proposal including: (i) payment of complementary dividend to shareholders; (ii) creation of Statutory Reserve for Investments, pursuant to the paragraph 2 of Article 39, of these Bylaws.

Article 42 – The Company may, by resolution of the Board of Directors, pay or credit interest on equity, pursuant to Article 9, of Law 9,249, of December 26, 1995. The interests paid will be off-set against the minimum mandatory dividend in the fiscal year, to shareholders of common shares as well as to holders of preferred shares.

Bylaws of Telemig Celular S.A. consolidated at the Extraordinary and

Ordinary Shareholders´ Meeting held on March 28, 2008

Page: 8/9

Article 43 – The Company, by resolution of the Board of Directors, may, pursuant to the legal limits:

(i)	prepare semi-annual, or shorter-periods’, balance sheets, and declare dividends based on them; and

(ii)	declare interim dividends to the retained earnings account or profit reserves, existing in the last annual or semi-annual balance sheet.

Article 44 – The Company may, by resolution of the General Meeting, subject to the limits provided by law, attribute profit sharing to its managers and employees.

CHAPTER VII

THE COMPANY’S LIQUIDATION

Article 45 – The Company will enter liquidation in the cases provided by law or by resolution of the General Meeting, which shall appoint the means of liquidation and shall elect the liquidator and the Fiscal Council for the liquidation period, fixing their respective compensations.

CHAPTER VIII

GENERAL AND TRANSITORY PROVISIONS

Article 46 – Class A, B, C, D, E and F preferred shares holders shall, within ninety (90) days, counted from the publication of the General Meeting minutes which resolves the creation of Class G preferred shares, exercise the right of conversion of their shares to this new class.

Belo Horizonte, March 28, 2008.

/s/ ANDRÉ MACHADO MASTROBUONO
ANDRÉ MACHADO MASTROBUONO CHIEF EXECUTIVE OFFICER

Bylaws of Telemig Celular S.A. consolidated at the Extraordinary and

Ordinary Shareholders´ Meeting held on March 28, 2008

Page: 9/9